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                                                                 Exhibit 10.18.2

                      LONG-TERM RETENTION AGREEMENT - CASH

     This Long-Term Retention Agreement-Cash (the "Agreement") is made and entered into effective as of September 21, 2004 (the "Grant Date") by and between Western Digital Corporation, a Delaware corporation, and John F. Coyne (the "Executive") dated as of the Grant Date.

                                   WITNESSETH:

     WHEREAS, the Executive is employed by Western Digital Technologies, Inc., a subsidiary of the Company, in a key position and the Company desires the Executive to remain in such service;

     WHEREAS, to give the Executive added incentive to advance the interests of the Company, the Company wishes to grant the Executive a cash award under the terms and conditions established by Company;

     NOW, THEREFORE, in consideration of these premises, the parties agree that the following shall constitute the agreement between the Company and the
Executive:

     1. DEFINITIONS.

     As used herein, the following terms shall have the meanings ascribed thereto below:

          (a) "ACCOUNT" means a bookkeeping account maintained by the Company for this Award to track vesting and value pursuant to Section 4.

          (b) "ADMINISTRATOR" means the Committee.

          (c) "BOARD" means the Board of Directors of the Company.

          (d) "CASH AWARD" means the commitment of the Company to make payments in cash under this Agreement to the Executive in amounts determined in accordance with Section 4.

          (e) "CHANGE OF CONTROL" has the meaning set forth in the Company's Change of Control Severance Plan.

          (f) "CHANGE OF CONTROL SEVERANCE PLAN" means the Company's Amended and Restated Change of Control Severance Plan.

          (g) "COMMITTEE" means the Compensation Committee of the Board consisting solely of two (2) or more Non-employee Directors.

          (h) "COMPANY" means Western Digital Corporation, a Delaware corporation, and its subsidiaries and affiliates, unless the context otherwise requires.


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          (i) "DEFERRED COMPENSATION PLAN" means the Company's Amended and
Restated Deferred Compensation Plan, as amended from time to time, or any successor deferred compensation plan adopted by the Company.

          (j) "NON-EMPLOYEE DIRECTOR" means a director who is both a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

          (k) "PAYMENT AMOUNT" has the meaning set forth in Section 4.5.

          (l) "SUB-ACCOUNT" means a First Sub-Account, Second Sub-Account, or Third Sub-Account making up a portion of an Account as described in Section 3.1.

     2. AWARD.

          2.1 Award Terms. The Company hereby grants to the Executive a Cash Award of $300,000.00, subject to vesting and termination as set forth in Section 4.

          2.2 Continued Employment. The grant of a Cash Award to the Executive pursuant to this Agreement does not give the Executive any right to be retained in the employ of the Company; and the right and power of the Company to dismiss or discharge the Executive, with or without cause, for any reason, is specifically reserved. Nothing in this Agreement is intended to alter the at-will nature of Executive's employment.

          2.3 No Property Rights. The grant of a Cash Award to the Executive pursuant to this Agreement shall not be deemed the grant of a property interest in any assets of the Company. The Cash Award evidences only a general obligation of the Company to comply with the terms and conditions of the Agreement and make payments in accordance with the Agreement from the assets of the Company that are available for the satisfaction of obligations to creditors. The Company shall not segregate any assets in respect of the Cash Award or the Executive's Account. The rights of the Executive to benefits under this Agreement shall be solely those of a general, unsecured creditor of the Company.

          2.4 No Rights as a Stockholder. The Executive shall have no dividend, voting, or any other rights as a stockholder with respect to any Account.

          2.5 Reorganization. This Cash Award shall not affect the right of the Company to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup or otherwise reorganize.

     3. CREDITS TO ACCOUNTS.

          3.1 Credits. The Company shall establish an Account for the Executive with respect to the Cash Award. An amount equal to the Cash Award granted under
Section 2.1 shall be credited to such Account and allocated into three sub-accounts, the first consisting of 25% of the Cash Award (the "First Sub-Account"), the second consisting of 30% of the Cash Award (the "Second Sub-Account"), and the third consisting of 45% of the Cash Award (the "Third Sub-Account"). The Account shall not earn interest.



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          3.2 Corporate Changes. In the event of a liquidation of the Company, or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another corporation, if the surviving corporation in any such merger, reorganization, or consolidation does not assume the Award or agree to issue a substitute award in place thereof, then any unvested portion of the Cash Award shall vest in full and become payable in accordance with Section 4.5 of this Agreement immediately prior to such merger, reorganization, or consolidation

          3.3 Cessation of Credits. There shall be no further credits to a Sub-Account after the Grant Date, or to any Account or Accounts of the Executive after termination of the Executive's employment with the Company.

     4. VESTING AND PAYMENT.

          4.1 Vesting. Except as provided in Sections 4.3 and 4.4, the Executive shall have no interest in the Cash Award prior to vesting thereof or in excess of the amount thereof vested. The Cash Award shall vest in three installments:

               4.1.1 The First Sub-Account shall vest on September 1, 2005;

               4.1.2 The Second Sub-Account shall vest on September 1, 2006; and

               4.1.3 The Third Sub-Account shall vest on September 1, 2007.

          4.2 Termination. Except as provided in Sections 4.3 and 4.4, if the Executive's employment with the Company terminates for any reason, vesting shall immediately cease upon the date of termination and no vesting credit shall be given for partial years, regardless of the reason for the termination.

          4.3 Termination in Connection With a Change of Control.
Notwithstanding Sections 4.1 and 4.2, if Executive's employment with the Company terminates as described in Section 5.01 of the Change of Control Severance Plan, then any unvested portion of the Cash Award shall vest in full and become payable in accordance with Section 4.5 of this Agreement.

          4.4 Termination due to Death. Notwithstanding Sections 4.1 and 4.2, if the Executive's employment with the Company terminates due to death, then the next Sub-Account due to vest, if any, shall immediately become payable in accordance with Section 4.5 of this Agreement, and vesting shall immediately cease upon the date of death for any other Sub-Account that was not already vested prior to the date of death.



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          4.5 Payment Amount. Within fifteen (15) business days after a
Sub-Account vests, the Company shall pay to the Executive a cash amount equal to the balance of that Sub-Account.

          4.6 Payments only to the Executive. Payments pursuant to this Agreement shall be made only to the Executive or his heirs.

          4.7 Deferral. Subject to the terms of the Deferred Compensation Plan, the Executive may elect at any time prior to December 31 of the year prior to the year of vesting and payment of any Sub-Account, to defer receipt of any or all payments due under this Agreement with respect to such Sub-Account. Such election shall be made, and any such deferral shall be effected and administered, in accordance with the Deferred Compensation Plan. Notwithstanding anything to the contrary in the Agreement, the Administrator reserves the right to modify or eliminate this Section 4.7, and the right of the Executive to defer payment hereunder, in whole or in part.

     5. ADMINISTRATION OF THE AGREEMENT.

          5.1 Administrator. This Agreement shall be administered by the Administrator, which shall have complete discretion and authority to interpret and construe the Agreement, decide all questions of benefits (including underlying factual determinations), and adjudicate all claims and disputes. The Committee may delegate any of its responsibilities with respect to the Agreement to the Company's Chief Executive Officer. The determinations of the Administrator on the matters referred to in this Agreement shall be final and binding on all interested parties.

          5.2 Administrative Rules. The Administrator may (a) adopt, amend, and rescind rules and regulations relating to the administration of this Agreement;
(b) construe the provisions of the Agreement; (c) correct any defect or supply any omission or reconcile any inconsistency in the Agreement in the manner and to the extent it, in its sole discretion, shall deem expedient to carry the Agreement into effect; and (d) make all determinations necessary or advisable for administering the Agreement.

          5.3 Amendment, Modification, Suspension and Termination of Cash Award. The Administrator may from time to time in its discretion amend, modify, suspend, or terminate, in whole or in part, any or all provisions of the Agreement, including but not limited to providing for shorter or longer vesting periods. Notwithstanding the foregoing, the Cash Award shall not be amended, modified, suspended or terminated in such a manner as to impair any rights of the Executive under the Cash Award without the consent of the Executive.

     6. TAXES.

          6.1 Withholding. The amounts payable to the Executive under this Agreement shall be reduced by any amount that the Company is required to withhold with respect to such payments under the then-applicable provisions of the Internal Revenue Code of 1986, as amended, and state and local law.



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          6.2 Executive Taxes. The Company is not responsible for, and makes no representation or warranty whatsoever in connection with, the tax treatment hereunder, and the Executive should consult Executive's own tax advisor.

     7. ASSIGNMENT.

     No right or interest to or in this Agreement, or any payment or benefit to the Executive under this Agreement shall be assignable by the Executive except by will or the laws of descent and distribution. No right, benefit or interest of the Executive hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentences shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable to the Executive under this Agreement after Executive's death and shall not preclude the legal representatives of the Executive's estate from assigning any right hereunder to the person or persons entitled thereto under Executive's will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive's estate.

     8. GENERAL.

          8.1 Laws Governing. The substantive laws of the State of Delaware shall govern the validity, construction, enforcement and interpretation of this Agreement, unless otherwise specified herein.

          8.2 Good Faith Determinations. No member of the Committee or the Board shall be liable, with respect to this Agreement, for any act, whether of commission or omission, taken by any other member or by any officer, agent, or employee of the Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself. The Company shall indemnify and hold harmless each member of the Committee and Board from and against any liability or expense hereunder, except in the case of such member's own bad faith.

          8.3 Effect of Headings. Section headings contained in the Agreement are for convenience only and shall not affect the construction or interpretation of the Agreement.

          8.4 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of the Agreement, such provision shall be fully severable; the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never been a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or severance from the Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of the Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as is possible and still be legal, valid and enforceable.




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          8.5 Set-Off. The Company shall be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due the Company or any affiliate of the Company against any amount due and payable by the Company or any affiliate of the Company to the Executive pursuant to this Agreement or otherwise.

          8.6 Venue. Each of the parties hereto consents to the jurisdiction of any state or federal court located within the County of Orange, State of California, and irrevocably agrees that all actions or proceedings relating to this Agreement shall be litigated in such courts, and each of the parties waives any objection which it may have based on personal jurisdiction, improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court.

          8.7 Waiver. No waiver of any term or condition hereof shall be binding unless it is in writing and signed by the Company and the Executive. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

          8.8 Inurement. The rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Executive and the Executive's beneficiaries and legal representatives.

          8.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive concerning the subject matter hereof, and supersedes all other agreements, whether written or oral, with respect to such subject matter. This is an integrated agreement.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement.

WESTERN DIGITAL CORPORATION,            EXECUTIVE
a Delaware corporation


By /s/ Raymond M. Bukaty                /s/ John F. Coyne
   ----------------------------------   ----------------------------------------
   Raymond M. Bukaty                    John F. Coyne
   Senior Vice President,               Senior Vice President,
   Administration and General Counsel   Worldwide Operations


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